Exhibit 10.1

February 5, 2013

Board of Directors

Behringer Harvard REIT I, Inc.

17300 Dallas Parkway

Suite 1010

Dallas, TX  75248

Gentlemen:

This letter serves to confirm my resignation as president and interim non-employee chief executive officer of the Company, effective February 5, 2013.  I also agree, by signing below, to terminate the Interim CEO Consulting Agreement except for those obligations that, by terms of the agreement, are meant to survive termination.  If the following is acceptable to the Company, please have a duly authorized officer acknowledge and accept on behalf of the Company.

Very truly yours,

/s/ Robert S. Aisner

Robert S. Aisner

ACKNOWLEDGED AND ACCEPTED

on behalf of Behringer Harvard REIT I, Inc.:

By:	/s/ Scott W. Fordham
Name:	Scott W. Fordham
Title:	Chief Operating Officer